Exhibit 15.4

JINGTIAN & GONGCHENG LLP
Suites 3203-3209, 32/F
Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong

競天公誠律師事務所
有限法律責任合夥
香港中環皇后大道中15號
置地廣場公爵大廈32樓
3203至3209室

2 April 2026	Telephone: +852 2926 9300
Fax: +852 2926 9400

QUHUO LIMITED

3F, Building A, Xin’anmen

No.1 South Bank, Huihe South Street

Chaoyang District

Beijing 100020

The People’s Republic of China

Dear Sirs

Re: Quhuo Limited (the “Company”)

We refer to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025 (the “Annual Report”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof.

We consent to the references to our name under the heading “ITEM 3. KEY INFORMATION – Our Operations in Hong Kong and Permissions Required from the Hong Kong Authorities for Our Operations” in the Annual Report. We also consent to the filing of this consent letter as an exhibit to the Annual Report.

In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the U. S. Securities Act of 1933, as amended (the “Securities Act”), or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng LLP
Jingtian & Gongcheng LLP

A list of the names of partners of Jingtian & Gongcheng LLP

and their respective professional qualifications

may be inspected at our offices at the address set out above

www.jingtian.com